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                                                                    Exhibit 11.1


                 NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED
                                 (the "COMPANY")

                       CODE OF BUSINESS CONDUCT AND ETHICS
                            ADOPTED OCTOBER 27, 2004

I.   INTRODUCTION

This Code of Business Conduct and Ethics (this "CODE") has been adopted by our board of directors (the "BOARD") and summarizes the standards that must guide our actions. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of honest and ethical conduct should be reflected in all of the Company's business activities including, but not limited to, relationships with employees, customers, competitors, suppliers, governments, government agencies and the public, including our shareholders. All of our employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

One of our Company's most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

II.  CONFLICTS OF INTEREST

Our employees, officers and directors have an obligation to conduct themselves in an honest and ethical manner and act in the best interest of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A "conflict of interest" occurs when a person's private interests interferes in any way, or even appears to interfere, with the interests of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. A conflict of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee's, officer's or director's position in the Company.

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Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations which may constitute a conflict of interest:

     A. Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

     B. Accepting gifts of more than modest value or receiving personal discounts (if such discounts are not generally offered to the public) or other benefits as a result of your position in the Company from a competitor, customer or supplier.

     C. Competing with the Company for the purchase or sale of property, products, services or other interests.

     D. Having an interest in a transaction involving the Company, a competitor, customer or supplier (other than as an employee, officer or director of the Company and not including routine investments in securities of publicly-traded companies).

     E. Receiving a loan or guarantee of an obligation as a result of your position with the Company.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the Chief Legal Advisor.

In order to avoid conflicts of interests, all employees, officers and directors must disclose to the Chief Legal Advisor any material transaction or relationship that reasonably could be expected to give rise to such a conflict. If an appropriate response is not received from the Chief Legal Advisor, such reporting person must report the material transaction or relationship to the audit committee, another committee of independent directors or the full Board. Conflicts of interests involving the Chief Legal Advisor must be disclosed to the Board.

In the event that an actual or apparent conflict of interest arises between the personal and professional relationship or activities of an employee, officer or director, such employee, officer or director is required to handle such conflict of interest in an ethical manner in accordance with the provisions of this Code.

III. QUALITY OF PUBLIC DISCLOSURES

The Company has a responsibility to communicate effectively with its shareholders so that they are provided with full and accurate information, in all material respects, about the Company's financial condition and results of operations. Our reports and documents filed with or submitted to the United States Securities and Exchange Commission and The Nasdaq Stock Market, Inc. and our other public communications shall include full, fair, accurate, timely and understandable disclosure.

IV.  COMPLIANCE WITH LAWS, RULES AND REGULATIONS

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, officer or director


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of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason. If you believe that any practice raises questions as to compliance with any applicable law, rule or regulation or if you otherwise have questions regarding any law, rule or regulation, please contact your supervisor/manager or the Chief Legal Advisor. If an appropriate response is not received from your supervisor/manager or the Chief Legal Advisor, you should report such practice to the audit committee, another committee of independent directors or the full Board.

V.   COMPLIANCE WITH THIS CODE AND REPORTING OF ANY ILLEGAL OR UNETHICAL
     BEHAVIOR

All employees, directors and officers are expected to comply with all of the provisions of this Code. This Code will be strictly enforced and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office. Violations of this Code that involve illegal behavior will be reported to the appropriate governmental authorities, if required under applicable laws, rules and regulations.

Situations which may involve a violation of ethics, laws, rules, regulations or this Code may not always be clear and may require difficult judgment. Employees, officers and directors should promptly report any concerns about violations of ethics, laws, rules, regulations or this Code to their supervisors/managers or the Chief Legal Advisor or, in the case of accounting, internal accounting controls or auditing matters, to the Audit Committee. Any such concerns involving the Chief Legal Advisor should be reported directly to the Board.

The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees, officers and directors without fear of retribution or retaliation is vital to the successful implementation of this Code. You are required to cooperate in internal investigations of misconduct and unethical behavior.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The Chief Legal Advisor will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board, or in the case of accounting, internal accounting controls or auditing matters, the Audit Committee. The Company shall devote the necessary resources to enable the Chief Legal Advisor to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code. Questions concerning this Code should be directed to the Chief Legal Advisor.

VI.  WAIVERS AND AMENDMENTS

Any waivers (including any implicit waivers) of the provisions in this Code may only be granted by the Board and will be promptly disclosed to the Company's shareholders. Amendments to this Code must be approved by the Board and any such amendment shall be disclosed in the Company's annual report on Form 20-F.


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                                 ACKNOWLEDGEMENT

I hereby acknowledge that I have read the Code of Business Conduct and Ethics, have become familiar with its contents, will comply with it and have not committed and do not know of any violations thereof (note any exceptions below).



Name: _______________________________________

Signature:  _________________________________    Date: _________________________


Exceptions: ____________________________________________________________________

________________________________________________________________________________

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